Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-272428) and Form S-8 (No. 333-228123, No. 333-228547, No. 333-236373, No. 333-258639, No. 333-268573, and No. 333-274202) of Twist Bioscience Corporation of our report dated November 22, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
November 21, 2023